Exhibit 3.22

Final

SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF

EXTERIOR PORTFOLIO, LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Exterior Portfolio, LLC (f/k/a Crane Plastics Sliding LLC (the “Company), effective the 9th day of February 2011, is made by and between the Company and Royal Mouldings Limited as the sole member of the Company (the “Member”).

BACKGROUND

The Company was formed as a limited liability company under applicable limited liability company law of the State of Ohio, as amended from time to time (the “Ohio Code”), by the filing of the Articles of Organization with the Secretary of State of Ohio on September 17, 1999 (the “Articles”), and desires to enter into this Agreement to govern the operations of the Company, and to amend and restate in its entirety that certain Amended and Restated Operating Agreement No. 1 of Crane Plastics Siding LLC, as amended, dated January 1, 2004.

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1.  THE COMPANY

1.1                               Organization.  The Company constitutes a limited liability company formed pursuant to and governed by the Ohio Code and other applicable laws of the State of Ohio.  The Company, shall, when required, file such amendments to or restatements of the Articles, and such other documents and instruments, in such public offices in the State of Ohio or elsewhere as any authorized officer of the Company deems advisable to give effect to the provisions of this Agreement and the Articles, to respect the formation of and the conduct of business by the Company, and to preserve the character of the Company as a limited liability company.

1.2                               Name; Place of Business; Registered Office and Agent.  The business of the Company shall be conducted under the name of “Exterior Portfolio, LLC” or such other name as the Member or the Board of Directors shall hereafter designate. The principal office and place of business of the Company is located at 1550 Universal Road, Columbus, OH.  The address of the limited liability company’s registered office in the State of Ohio is CSC-Lawyers Incorporating Service (Corporation Service Company), 50 West Broad Street, Suite 1800, OH, 43215.  The name of its registered agent at that office and address is CT Corporation.  In addition to its registered office in Ohio, the Company may have other offices and places of business at such places, both within and without the State of Ohio, as the Board of Directors may from time to time determine.

1.3                               Purpose.  The purpose of the Company is to engage in any lawful activity and exercise all powers that may be legally exercised by limited liability companies under the Ohio Code.

1.4                               Statutory Compliance.  The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Ohio. The Member, the Board of Directors or officers of the Company, or any one of them, shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company.

1.5                               Title to Company Property.  All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property.  Except as otherwise provided by law, an ownership interest in the Company shall be personal property for all purposes.

2.  MEMBERS

2.1                               Voting Rights.  Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Ohio Code.

2.2                               Action by Member Without a Meeting.  Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken unless a writing is required by the terms of this Agreement.

2.3                               Transfers.

2.3.1                     The Member is free to sell, assign, convey, gift, pledge or otherwise transfer or encumber, in whole or in part, its interest in the Company without restriction.

2.3.2                     In connection with a voluntary transfer or assignment by the Member of its entire interest in the Company:

(i)                                     the Member will automatically be deemed to have withdrawn;

(ii)                                  the transferee or assignee will automatically and simultaneously be deemed admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law; and

(iii)                               the Company shall be continued without dissolution.

2.3.3                     In connection with a partial assignment or transfer by the Member of its interest in the Company, this Agreement shall be amended to reflect the fact that the Company will have more than one member and/or one or more economic interest owners.

2.3.4                     Upon any pledge or other encumbrance by the Member of its interest in the Company or any part thereof, the pledgee shall have only such rights as are provided for in the controlling pledge or assignment agreement and may not otherwise exercise any rights of a Member.

2.4                               Continued Membership.  Upon the occurrence of any of the events specified in Sections 1705.15(C)-(J) of the Ohio Code, the Member will remain a member of the Company notwithstanding the provisions of such Sections 1705.15(C)-(J).

2.5                               Limitation on the Member’s Liability.  The Member shall not be liable to the Company for any action taken or any failure to take any action (whether or not constituting negligence or gross negligence), except for actions or failures to take actions that constitute willful misconduct.  Furthermore, the Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except to the extent provided in the Ohio Code with regard to a wrongful distribution.  Notwithstanding the provisions of this Agreement, failure by the Company or the Member to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be grounds for imposing personal liability on the Member. To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Member shall not be liable to the Company for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Member, as applicable.  In the event that any of the provisions of this Section 2.5 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

2.6                               Outside Business.  The Member or any affiliate of the Member may engage in or possess an interest in any business venture of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Member shall have no rights by virtue of this Agreement in and to each independent venture or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper.  The Member or any affiliate of the Member shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Member or affiliate shall have the right to take for its own account individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.

2.7                               Capital Contributions.

2.7.1                     Capital Contributions.  The Member has made capital contributions to the capital of the Company as reflected on the Company’s books and records (the “Capital Contribution”).  The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate (“Additional Capital Contributions”).  Any Additional Capital Contributions made by the Member shall be reflected on the Company’s books and records.  The Member is not obligated to restore a negative balance in the Member’s capital account.

2.7.2                     Loans. The Member or any other person may lend money to the Company as approved by the Board of Directors.  The amount of any such loan shall not be deemed an increase in the Member’s Capital Contribution.  The amount of any such loan shall be a debt due from the Company to the Member or such other person lending money, at such rates and on such terms as determined reasonably by the Member.  Any repayment relating to a loan will not create a deemed equity interest in the Company.

2.7.3                     Return of Capital Contributions.  Except as otherwise provided in the Agreement, the Member shall be entitled to a return of its Capital Contributions only upon the dissolution and winding up of the Company as provided in Section 7.

2.7.4                     No Interest.                                 No interest will be paid by the Company on the Capital Contribution or any Additional Capital Contributions.

3.  MANAGEMENT

3.1                               The Board of Directors.

3.1.1                     Management and Authority.  The business and affairs of the Company shall be managed by or under the direction of a Board of Directors (the “Board of Directors”).  Except with respect to matters where the approval of the Member is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Board of Directors has, to the full extent permitted by the Ohio Code, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers.

3.1.2                     Number, Election and Tenure.  The number of directors shall be fixed from time to time by the Member or by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.  The directors shall be elected mutually by the Member, and each director elected shall hold office until his or her successor is elected and qualified or his or her earlier death, resignation or removal.  For purposes of this Agreement, the term “Whole Board” shall mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

3.1.3                     Regular Meetings.  The Board of Directors may, by resolution, provide the date and time for the holding of regular meetings of the Board of Directors.

3.1.4                     Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or at least two (2) members of the Board of Directors.

3.1.5                     Place of Meeting.  The person or persons calling a meeting of the Board of Directors may designate the place of meeting.  If no designation is made by the person or persons calling the meeting, the place of meeting shall be the principal office of the Company.  Notwithstanding the foregoing, the person or persons calling the meeting may determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.

3.1.6                     Action by Unanimous Consent of Directors.  The Board of Directors may take action without the necessity of a meeting by the unanimous consent of directors. Such consent may be in writing or given by electronic transmission and must be filed with the minutes of proceedings of the Board of Directors.  Action taken by written consent or electronic transmission shall be effective when all of the directors have signed the consent or given consent by electronic transmission, unless the consent specifies a different effective date.

3.1.7                     Notice.  Notice of any special meeting of the Board of Directors shall be given to each director in writing or by facsimile transmission, telephone communication or electronic transmission.  If mailed, such notice shall be effective if deposited in the U.S. mail, with postage prepaid, addressed to the director at his or her business or residence, at least seven (7) days before such meeting.  If sent by reputable courier via overnight delivery, such notice shall be effective if deposited with such reputable courier, addressed to the director at his or her business or residence, at least two (2) days before such meeting.  If by facsimile transmission or other electronic transmission, such notice shall be effective if transmitted at least twenty-four (24) hours before the time set for such meeting.  If by telephone, the notice shall be effective if given at least twenty-four (24) hours before the time set for such meeting; a message left at the number currently on record with the Company shall constitute notice.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting. A meeting of the Board of Directors may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting in writing or by electronic transmission, either before or after such meeting and such waiver is delivered to the Board of Directors for inclusion in its records.  A director’s attendance at a meeting waives objection to lack of notice or defective notice of such meeting, unless the director, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting.

3.1.8                     Conference Telephone Meetings.  Directors may participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

3.1.9                     Quorum and Voting.  A majority of the Board of Directors shall substitute a quorum for the transaction of business at a meeting of the Board of Directors.  Is the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time.  The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

3.1.10              Vacancies.  Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or removal of a director may be filled by a majority vote Of the Board of Directors, and any director so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.  The decrease in the authorized number of directors shall shorten the term of any incumbent director.

3.1.11              Committees.

(a)                            The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Company.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of the committee, the member is members of such committee present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent provided in the committee charter or the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company; provided, however, that no committee shall have power or authority to approve, adopt or recommend to the Member any action or matter required by law to be submitted to members for approval.

(b)                            Unless the Board of Directors otherwise provides, each Committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business.  In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Agreement.

3.1.12              Removal.  Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the Member.

3.1.13              Resignation.  Any director may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the Board, the President or the Secretary, and such resignation shall be deemed to be effective upon receipt of the notice or at such later time as is stated in the notice.  Unless otherwise specified in the notice, acceptance of the notice shall not be required to make any such resignation effective.

3.1.14              Compensation of Directors.  Directors may receive such compensation , if any, for their services and reimbursement for expenses as may be fixed or determined by the Member.

3.1.15              Duties of the Board of Directors.

(a)                            The Board of Directors must take all actions necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Ohio and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company’s purposes.

(b)                            The directors shall devote to the Company such time as may be necessary for the proper performance of all of their duties under this Agreement, but the directors are not required to devote their full time to the performance of such duties and may have other business interests or engage in other business activities.  Neither the Company nor the Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the directors.  The directors will not incur any liability to the Company or to any Member as a result of engaging in any other business or venture.  The directors shall not take or recommend any action that violates any law or regulation.

3.1.16              Powers of the Board of Directors.  Other than as specifically limited by this Agreement or applicable law, the Board of Directors shall have all necessary powers to carry out the purposes and conduct the business of the Company, including the authority, right and power on behalf of the Company to:

(a)                            expend the Company’s capital and income;

(b)                            make such investments as the directors may from time to time select;

(c)                             employ or retain from time to time, on such terms and for such compensation as the directors may determine, such persons, firms or corporations as The directors may deem advisable, including attorneys, accountants, bookkeepers, financial and technical consultants, supervisory managing agents, and insurance brokers, each of whom may also provide such services to the directors and the Member and to persons, firms or corporations in which the directors or the Member may have an interest;

(d)                            execute any and all contracts and agreements on behalf of the Company and to decide all matters relating to financing and operating the Company;

(e)                             exercise all right, powers and privileges of ownership with respect to any asset, property or right held by the Company;

(f)                            borrow funds and incur obligations on behalf of the Company and to consent to the modification, renewal or extension of any obligations to the Company of any person or of any agreement to which the Company is a party or of which it is a beneficiary;

(g)                             execute, refinance, recast, increase, modify or extend any deed, lease, deed of trust, mortgage, promissory note, bill of sale, assignment, or other instrument purporting to convey or encumber the real or personal property of the Company;

(h)                            adjust, compromise, settle or refer to arbitration any claim against or in favor of the Company, and to institute, prosecute and defend any actions or proceedings relating to the Company, its business and property;

(i)                                acquire and enter into any contract of insurance that the directors deem necessary or appropriate for the protection of the Company, for the conservation of Company assets, or for any purpose convenient or beneficial to the Company, including policies insuring the life of any director;

(j)                               prepare or cause to be prepared reports, statements and other relevant information for distribution to the Member, including annual reports;

(k)                            open accounts and to deposit and maintain funds in the name of the Company;

(l)                                make all decisions related to principles and methods of accounting and federal income tax elections; and

(m)                        execute, acknowledge and deliver any and all documents or instruments in connection with any or all of the foregoing.

3.1.17              Restrictions on Authority of the Board of Directors.  Without the consent of the Member, the Board of Directors has no authority to:

(a)                            do any act in contravention of this Agreement;

(b)                            initiate proceedings to have the Company adjudicated insolvent or file a voluntary petition for relief under the United States Code (11 U.S.C. §§101 et seq.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or by substantial part of the property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s debt or take any action in furtherance of any proscribed action;

(c)                             amend this Agreement or the Articles;

(d)                            dissolve or terminate the Company;

(e)                             do any act that would make it impossible to carry on the ordinary business of the Company, except as expressly provided in this Agreement;

(f)                              knowingly perform any act that would subject the Member to personal liability;

(g)                             possess any property or assign the right of the Company in specific property for other than a Company purpose;

(h)                            employ, or permit to be employed, the funds or assets of the Company in any manner except for the exclusive benefit of the Company;

(i)                                merge the Company into or with another limited liability company or other entity, other than the Member or any direct or indirect subsidiary thereof; or

(j)                               approve the sale, transfer or other disposition of all or substantially all of the assets of the Company.

3.1.18              Agency of Directors.  No director is an agent of the Company solely by virtue of being a director, and no director has authority to act for the Company solely by virtue of being a director.

3.1.19              Liability of Directors.                              A director is not liable to the Company, the Member, any other director or any economic interest owner for any action taken or any failure to take any action (whether or not constituting negligence), except for actions or failures to take actions that constitute (a) willful misconduct or a knowing violation of law or (b) any transaction for which such director received a personal benefit in violation rr breach of any provision of this Agreement.  To the extent that, at law or in equity, a director has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member, the director shall not be liable to the Company or to the Member for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a director otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such director, as applicable.  In the event that any of the provisions of this Section 3.1.19 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.  The Board of Directors shall be entitled to rely on information, opinions, reports or statements, including, but not limited to, financial statements or other financial data prepared or presented by: (i) the Member or any one or more officers or employees of the Company whom the Board of Directors reasonably believes to be reliable and competent in the matter presented, (ii) legal counsel, public accountants, or other persons as to matters the Board of Directors reasonably believes are within the person’s professional or expert competence, or (iii) a committee of the Board of Directors in which such relying director does not vote if such relying director reasonably believes the committee merits confidence.

3.2                               Officers.

3.2.1                     Number and Duties.  The officers of the Company may consist of a President, one or more Vice Presidents, a Secretary and a Treasurer, all of such officers to be appointed by the Board of Directors.  The Board of Directors may also appoint as an officer of the Company a Chairman of the Board and may appoint other officers including one or more Assistant Treasurers and Assistant Secretaries)  as may be necessary or desirable for the business of the Company.  The officers appointed by the Board of Directors will have the authority and shall perform the duties generally pertaining to their respective offices, subject to the specific provisions set forth in this Agreement or as may be established by the Board of Directors from time to time.  The President, if any, or any other officer authorized by the Board of Directors to appoint other officers, may also from time to time appoint such other officers as may be necessary or desirable for the business of the Company.  Such other officers shall have the duties as may be prescribed by the Board of Directors or by the appointing officer. Any two or more offices may be held by the same person, and no officer except the Chairman of the Board need be a director.

3.2.2                     Appointment and Term.  An officer shall hold office until his or her successor shall have been appointed or his or her earlier death, resignation or removal. All officers, however appointed, may be removed with or without cause by the Board of Directors, and any officer appointed by another officer may also be removed by the appointing officer with or without cause.  The President shall have the power to suspend from office for cause any officer appointed by the Board of Directors, if such suspension is promptly declared in writing to the Board of Directors.

3.2.3                     Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the Board of Directors and the Member and perform such other duties and have such other powers as the Board of Directors shall designate from time to time.  In the absence of the Chairman of the Board, the Board of Directors may designate an individual to preside over any meeting of the Board of Directors or the Member.

3.2.4                     President.  The President shall, subject to the control of the Board of Directors, generally supervise and control all of the business and affairs of the Company. The President will have any other authority and shall perform any other duties that the Board of Directors may delegate to him or her from time to time.

3.2.5                     Vice Presidents.  In the case of absence or disability of the President, or at the direction of the President, the Vice President, if any, will have the authority and shall perform the duties of the President.  If the Company has more than one President, the Vice President, in order of the length of service as such, unless otherwise determined by the Board of Directors, shall act in lieu of the President.  A Vice President shall have any other authority and shall perform any other duties that the Board of Directors or the President may delegate to him or her from time to time.

3.2.6                     Secretary.  The Secretary shall: (i) keep the minutes of the meetings of the Board of Directors; (ii) see that all notices are duly given in accordance with the provisions of this Agreement or as required by the Ohio Code; (iii) maintain and authenticate the records of the Company; (iv) serve as custodian of the seal, if any, of the Company and see that any such seal is affixed to all documents for which execution on behalf of the Company under seal is duly authorized; and (v) attest to the signature or satisfy the incumbency or signature of any officer of the Company.  The Secretary will have any other authority and shall perform any other duties that the Board of Directors or President may delegate to him or her from time to time.  In the case of absence or disability of the Secretary, or at the direction of the President, any Assistant Secretary will have the authority and may perform the duties of the Secretary.

3.2.7                     Treasurer.  The Treasurer shall: (i) have charge and custody of and is responsible for all funds and securities of the Company; receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such depositories as shall be selected in accordance with the provisions of this Agreement; (ii) maintain appropriate accounting records; (iii)  prepare, or cause to be prepared, annual financial statements of the Company that include a balance sheet as of the end of the fiscal year and an income and cash flow statement for that year.  The Treasurer will have any other authority and shall perform any other duties that the Board of Directors or President may delegate to him or her from time to time.  In the case of absence or disability of the Treasurer, or at the direction of the President, any Assistant Treasurer will have the authority and may perform the duties of the Treasurer.

3.2.8                     Resignations.  Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors and such resignation shall be deemed to be effective upon receipt of the notice or at such later time as is stated in the notice.  Unless otherwise specified in the notice, acceptance of the notice shall not be required to make any such resignation effective.

3.2.9                     Contracts, Checks and Drafts.  Except as otherwise required by this Agreement, by a resolution of the Board of Directors or by the Ohio Code, any contracts, deeds, leases, bonds or other similar instruments to be made or executed by or on behalf of the Company may be executed and delivered by the President, any Vice President, the Secretary or the Treasurer or by any such other officer(s) of the Company as the Board of Directors may from time to time direct. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by the President or the Treasurer or by such other officer(s) or agent(s) of the Company and in such other manner as the Board of Directors may from time to time determine.  Subject to any restrictions imposed by the Board of Directors, the President may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

3.2.10              Voting Securities Owned by the Company.  Unless otherwise directed by the Board of Directors, the President, any Vice President or the Secretary shall have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of the stockholders or members of, or with respect to any action of the stockholders or members of, any other entity in which the Company may hold securities and otherwise to exercise any and all rights and powers that the Company may possess by reason of its ownership of securities in such other entity.  Any person authorized to vote securities shall have the power to appoint proxies with general power of substitution.

4.  INDEMNIFICATION OF THE MEMBER, DIRECTORS AND OFFICERS.

4.1                               Indemnification.  The Company, its receiver or its trustee shall indemnify, have harmless, and pay all judgments and claims against the Member and a director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Member or director (including acts or omissions constituting negligence and, in the case of the director, gross negligence) in connection with the business of the Company, including attorneys’ fees incurred by such Member or director in connection with the defense of any action based on any such act or omission, which attorney’s fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended), as permitted by law; provided, however, the Company shall not be obligated to indemnify the Member or a director if such person has failed to meet the standards of conduct set forth in Section 3.5 (in the case of the Member) and Section 3.1.19 (in the case of a director). The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the Member or any director who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

4.2                               Insurance.  The Company may purchase and maintain insurance on behalf of any one or more indemnitees under Section 4.1 and such other persons as the directors shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement.  The Company may enter into indemnity Contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 1.1 and containing such other procedures regarding indemnification as are appropriate.

4.3                               Amendments.  No amendment, modification or rescission of this Section 4, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein will be effective as to the Member or a director with respect to any action taken or omitted by such Member or director prior to such amendment, modification or rescission.

4.4                               Indemnification of Officers, Employees and Agents.  The Company shall indemnify and advance expenses under Section 4 to an officer, employee or agent of the Company who is not a Member or director to the same extent and subject to the same conditions that the Company would be required to indemnify and advance expenses to a director under this Agreement and Ohio law.

5.  DISTRIBUTIONS.

Subject to applicable law, and except as provided in Section 7 relating to the dissolution of the Company, the Company shall make distributions at such times as determined by the Board of Directors.

6.  BOOKS AND RECORDS.

6.1                               Availability.  At all times during the existence of the Company, the Secretary shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business.  Such books and records, whether financial, operational or otherwise and including a copy of this Agreement and any amendments, shall at all times be maintained at the principal place of business of the Company.

6.2                               Tax Returns.  The Board of Directors, the President or the Treasurer shall cause an accountant to prepare all tax returns that the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

7.  DISSOLUTION.

7.1                               Events Causing Dissolution.  The Company shall be dissolved and its affairs wound up only upon the following:

(a)                          the written consent of the Member; or

(b)                          at any time there are no members, unless, within a ninety (90) day period, the personal representative of the last remaining member agrees in writing to the continuation of the Company and to the admission of the personal representative, or a designee, as a member of the Company; or

(c)                           upon entry of a decree of judicial dissolution.

7.2                               Liquidation of Property and Application of Proceeds.

(a)                          Winding Up.  Upon the dissolution of the Company, the Member shall wind up the Company’s affairs in accordance with the Ohio Code.  In winding up the affairs of the Company, the Member is authorized to take any and all actions contemplated by the Ohio Code as permissible, including, without limitation:

(i)                              prosecuting and defending suits, whether civil, criminal, or administrative;

(ii)                           settling and closing the Company’s business;

(iii)                        liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv)                       discharging or making reasonable provision for the Company’s liabilities; and

(v)                          distributing the proceeds of liquidation and any undisposed property.

(b)                          Distribution of Proceeds.  Upon the winding up of the Company, the Member shall distribute the proceeds and undisposed property as follows:

(i)                              to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(ii)                           thereafter, to the Member.

8.  MISCELLANEOUS.

8.1                               Amendment.  This Agreement may only be amended by the Member in writing.

8.2                               Severability.  In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

8.3                               Applicable Law.  Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Ohio.

8.4                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

8.5                               Captions.  Captions and headings contained in this Agreement are asserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

8.6                               Person and Gender.  The masculine gender includes the feminine and neuter genders and the singular includes the plural.

8.7                               Benefits and Burdens.  The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member.

8.8                               Third Party Beneficiaries.  Nothing in this Agreement, including provisions respecting indemnification of directors and officers, is intended, nor shall it be construed, to be for the benefit or enforceable by any third party.

[Signatures on following page]

IN WITNESS WHEREOF, the Member and the Company have executed this Second Amended and Restated Limited Liability Company Operating Agreement as of the date first above written.

MEMBER:

ROYAL MOULDINGS LIMITED

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

THE COMPANY:

EXTERIOR PORTFOLIO, LLC

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President